SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
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[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          National City Bancorporation
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                (Name of Registrant as Specified in Its Charter)



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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

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Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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                         NATIONAL CITY BANCORPORATION
                              651 NICOLLET MALL
                      MINNEAPOLIS, MINNESOTA 55402-1611


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 21, 1997


TO THE STOCKHOLDERS OF NATIONAL CITY BANCORPORATION:

Please take notice that the Annual Meeting of Stockholders of National City Bancorporation will be held, pursuant to due call by the Board of Directors of the Company at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Monday, April 21, 1997 at 2:00 P.M., or at any adjournment or postponements thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect four persons to the Board of Directors for terms ending in 2000.

     2. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Pursuant to due action of the Board of Directors, stockholders of record on February 21, 1997, will be entitled to vote at the meeting or any adjournments or postponements thereof.

A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                    By Order of the Board of Directors

                                    NATIONAL CITY BANCORPORATION

                                    /s/ Thomas J. Freed

                                    Thomas J. Freed,
                                    SECRETARY

March 3, 1997



                                 PROXY STATEMENT
                                       OF

                          NATIONAL CITY BANCORPORATION
                                651 NICOLLET MALL
                        MINNEAPOLIS, MINNESOTA 55402-1611

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 APRIL 21, 1997


                               PROXIES AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National City Bancorporation (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held Monday, April 21, 1997, at 2:00 p.m., at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders was March 3, 1997. Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each such proxy will be voted at the meeting and at any adjournments or postponements thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy. Only stockholders of record at the close of business on February 21, 1997, will be entitled to vote at the meeting or any adjournments or postponements thereof. It is the intention of the persons named as proxies in the accompanying form of proxy, unless such authority is withheld, to vote for the election of each nominee set forth below. In order to be elected a Director, a nominee must receive a majority of the votes cast by the shares entitled to vote in the election at an Annual Meeting at which a quorum is present. The abstention or failure to vote shares present at an Annual Meeting and broker nonvotes do not have the effect of a vote "against" a nominee.


               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company has outstanding only one class of voting securities, Common Stock, $1.25 par value, of which 7,374,479 shares were outstanding as of the close of business on the record date, February 21, 1997. Each share of Common Stock is entitled to one vote.

The following table sets forth, as of February 21, 1997, all persons known by the Company to be the owner, of record or beneficially, of more than 5% of the outstanding Common Stock of the Company, for each of the executive officers named in the Summary Compensation Table and for all executive officers and directors as a group. David L. Andreas and Lowell W. Andreas are directors of the Company.


                                               SHARES
          NAME AND ADDRESS                  BENEFICIALLY     PERCENT
        OF BENEFICIAL OWNER                     OWNED        OF CLASS
------------------------------------        ------------     --------

David L. Andreas                              502,204(1)       6.8
 P.O. Box E1919
 Minneapolis, Minnesota 55480

Dorothy Inez Andreas                        1,367,291(2)      18.5
 P.O. Box 1470
 Decatur, Illinois 62525

Dwayne O. Andreas                             508,027(3)       6.9
 P.O. Box 1470
 Decatur, Illinois 62525

Lowell W. Andreas                             704,018(4)       9.6
 P.O. Box 728
 Mankato, Minnesota 56001

Thomas J. Freed                                 8,801(5)        *

All executive officers and directors        1,168,913         15.9
 as a group (13 persons)
---------------------
* Less than 1%.

(1) Chairman of the Board and Chief Executive Officer of the Company. See footnote (4) to the table under the heading "Election of Directors."

(2) Includes 24,664 shares held as sole or co-trustee of trusts for members of Mrs. Andreas' family, in which Mrs. Andreas disclaims beneficial ownership. Does not include 508,027 shares beneficially owned by spouse, Dwayne O. Andreas, in which Mrs. Andreas disclaims beneficial ownership. See footnote
    (3).

(3) Represents 508,027 shares held as sole or co-trustee of trusts for members of Mr. Andreas' family, in which Mr. Andreas disclaims beneficial ownership. Does not include 1,367,291 shares beneficially owned by spouse, Dorothy Inez Andreas, in which Mr. Andreas disclaims beneficial ownership. See footnote
    (2).

(4) See footnote (5) to the table under the heading "Election of Directors." Included in the shares beneficially owned by Lowell W. Andreas are 412,472 shares reported as beneficially owned by David L. Andreas. See footnote (1).

(5) Secretary and Controller of the Company and Senior Vice President and Chief Financial Officer of National City Bank of Minneapolis.


                            ELECTION OF DIRECTORS

The Restated Articles of Incorporation of the Company provide for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. At the 1997 Annual Meeting of Stockholders four directors are to be elected to serve until the 2000 Annual Meeting or until their successors are elected and qualified. The four nominees are currently serving as directors and have consented, if elected, to serve for a new term. Management proposes for election to the Board of Directors, the nominees listed below:

                                                                                             SHARES
                                    PRINCIPAL OCCUPATION, BUSINESS                        BENEFICIALLY
                                    EXPERIENCE PAST FIVE YEARS AND          DIRECTOR       OWNED AS OF       PERCENT
NAME AND AGE                       DIRECTORSHIPS IN PUBLIC COMPANIES         SINCE      DECEMBER 31, 1996    OF CLASS
------------                  -------------------------------------------   --------    -----------------    --------
NOMINEES

Terry L. Andreas (54)         Chairman of the Board of the School for         1987           227,919(1)        3.1
                              Field Studies, Beverly, Massachusetts.

Marvin Borman (73)            Partner in the law firm of Maslon               1980            45,457(3)        (2)
                              Edelman Borman & Brand, a Professional
                              Limited Liability Partnership, Minneapolis,
                              Minnesota, which rendered legal services to
                              the Company during the past fiscal year.

Kenneth H. Dahlberg (79)      Chairman of the Board of Dahlberg, Inc.         1980             7,417           (2)

Thomas E. Holloran (67)       Professor, Graduate School of Business,         1993               959           (2)
                              University of St. Thomas. Mr. Holloran is
                              also a director of Medtronic, Inc., ADC
                              Telecommunications, MTS Systems
                              Corporation and Flexsteel Industries
                              Incorporated.

CONTINUING DIRECTORS

David L. Andreas (48)         Chairman of the Board and Chief                 1980*          502,204(4)        6.8
                              Executive Officer of the Company since
                              November 1987. President and Chief
                              Executive Officer of National City Bank
                              of Minneapolis since September 1994.
                              From 1991 through September 1994, Mr.
                              Andreas was Chairman of the Board of
                              National City Bank of Minneapolis.

Lowell W. Andreas (75)        Retired as Chairman of the Board and            1982*          704,018(5)        9.6
                              Chief Executive Officer of the Company in
                              1987. Mr. Andreas is a director of
                              Archer Daniels Midland Company

C. Bernard Jacobs (77)        Retired as President and Chief Executive        1974*           61,459(6)        (2)
                              Officer of the Company and Chairman of
                              The Board of National City Bank of
                              Minneapolis in 1984. Mr. Jacobs is a
                              director of Dahlberg, Inc.

Roger H. Scherer (60)         Chairman of the Board of Scherer                1990*            5,365           (2)
                              Brothers Lumber Co., former President and
                              Chief Executive Officer of Scherer
                              Brothers Lumber Co.

Wendell R. Anderson (64)      Of counsel to the law firm of Larkin,           1980**              --            --
                              Hoffman, Daly & Lindgren Ltd.,
                              Minneapolis, Minnesota. Mr. Anderson is a
                              director of Fingerhut Corporation and
                              Turbo Technologies, Inc.

John H. Daniels, Jr. (49)     Partner in the law firm of Willeke and          1982**           2,546           (2)
                              Daniels, Minneapolis, Minnesota

David C. Malmberg (54)        Non-Executive Chairman of the Board of          1994**           1,792           (2)
                              National City Bank of Minneapolis since
                              September 1994. Private investor and
                              consultant since May 1994. Prior to May 1994,
                              Mr. Malmberg was Vice Chairman of the Board
                              of National Computer Systems, Inc. ("NCS")
                              and at various times served as NCS' President
                              and Chief Operating Officer. Mr. Malmberg is
                              also a director of Advance Circuits, Inc.,
                              Three Five Systems, Inc. and Pattern
                              Processing, Inc.

Walter E. Meadley, Jr. (64)   Mr. Meadley retired as Vice Chairman of the     1990**          18,448(7)        (2)
                              Board of National City Bank of Minneapolis
                              effective December 31, 1995. Mr. Meadley was
                              Vice Chairman since September 1994. Prior
                              thereto, Mr. Meadley was President and Chief
                              Executive Officer of National City Bank of
                              Minneapolis.

------------------------
(1) Includes 12,332 shares held as co-trustee of trust for child, in which she disclaims beneficial ownership.
(2) Represents less than 1% of the outstanding shares of the Company's Common Stock.
(3) Includes 29,841 shares owned by his spouse in which he disclaims beneficial ownership.
(4) Includes 73,889 shares held as co-trustee of trusts for members of David L. Andreas' family and in which he disclaims beneficial ownership, and 15,843 shares held for David L. Andreas by the Company's Incentive Savings Plan.
(5) Includes 439,505 shares held as sole or co-trustee of trusts for members of Lowell W. Andreas' family of which Lowell W. Andreas in the sole or co-trustee and as to which he disclaims beneficial ownership.
(6) Includes 649 shares owned by his spouse in which he disclaims beneficial ownership.
(7) Includes 8,226 shares held for Mr. Meadley by the Company's Incentive Savings Plan.
*Term as director expires 1998
**Term as director expires 1999

David L. Andreas is the son of Lowell W. Andreas. Terry L. Andreas is Lowell
W. Andreas' niece and David L. Andreas' first cousin.

The information contained in the foregoing footnotes is for explanatory purposes only and none of the persons named therein is the beneficial owner of shares designated as beneficially owned by or held in trust for any other person, including family members.

All shares represented by proxies will be voted FOR the election of the foregoing nominees unless otherwise specified; PROVIDED, HOWEVER, that if any such nominee should withdraw or otherwise become unavailable for reasons not presently known, such shares may be voted for another person in place of such nominee in accordance with the best judgment of the persons named in the proxy.


                            EXECUTIVE COMPENSATION

The following table sets forth the cash and noncash compensation earned for each of the last three fiscal years by the Chief Executive Officer of the Company and each of the executive officers of the Company and its subsidiaries whose salary and bonus earned in 1996 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                    NAME AND                                 ---------------------------        ALL OTHER
               PRINCIPAL POSITION                   YEAR     SALARY ($)(1)     BONUS($)     COMPENSATION($)(2)
               ------------------                   ----     -------------     ---------    ------------------
David L. Andreas,                                   1996        250,000         76,200            21,246
 Chairman of the Board and Chief                    1995        195,000         47,518            12,761
 Executive Officer of the Company                   1994        165,250          5,727            17,854
 Officer of the Company and President and Chief
 Executive of National City Bank of Minneapolis

Thomas J. Freed,                                    1996        112,660         23,073             3,300
 Secretary and Controller of                        1995        107,410         27,610             2,819
 the Company and Senior Vice                        1994        102,200         11,704             4,498
 President and Chief Financial
 Officer of National City Bank of Minneapolis

--------------------
(1) The amounts shown as Salary include amounts deferred by the executive officer into the Company's Incentive Savings Plan, which permits investment of such amounts in the Company's Common Stock.
(2) Other compensation amounts for 1996 included $4,500 for Mr. Andreas and $3,380 for Mr. Freed as Company matching contributions to its Incentive Savings Plan; $16,746 as the value of benefits for Mr. Andreas, determined as prescribed by the Securities and Exchange Commission for such valuations, under a "split-dollar" life insurance arrangement.

PENSION PLAN

Effective January 1, 1995, the Company's Pension Plan was amended to provide a new type of defined benefit, commonly known as a "cash balance" formula. Under the new formula, pension benefits are based on an employee's hypothetical account balance, rather than final average compensation and years of service. As of January 1, 1995, each employee's benefits accrued under the previous formula were converted to an amount equal to their actuarial present value. That amount became the employee's hypothetical account balance.

That balance (if any) is increased after January 1, 1995, by hypothetical annual allocations at the end of each subsequent year of Company service, equal to a specified percentage of the employee's compensation. The annual allocation percentage is between 1.5% and 6%, depending on the sum of the employee's age and Company service. A similar percentage is allocated for any of the employee's compensation that exceeds the taxable wage base for Social Security taxes. The hypothetical account is also increased by hypothetical interest for each year until the benefit is paid, at the greater of six percent annually or a variable index rate based on certain U.S. Treasury securities. Generally, the "cash balance" benefit is payable in a lump sum equal to the hypothetical account balance, or in the form of a life annuity selected by the employee.

Under the Pension Plan's new formula, the estimated annual benefit payable upon retirement at age 65 for each of Mr. Andreas and Mr. Freed is $88,232 and $64,414, respectively.

The Pension Plan also provides that certain employees will receive an annual benefit under the old formula, if that amount is larger than their benefits under the new formula. The employees eligible for this treatment are those who have either attained age 55 and completed ten years of Company service, or attained age 45 and completed twenty years of Company service. Mr. Freed qualifies for this treatment.

The following table shows the estimated annual benefits payable upon retirement at age 65 to Mr. Freed, for various combinations of final average salary and years of service under the Pension Plan's old formula.

                         QUALIFIED PENSION PLAN TABLE

                         ESTIMATE ANNUAL RETIREMENT BENEFIT
   FINAL                         YEARS OF SERVICE
  AVERAGE      -------------------------------------------------------
  SALARY          15          20          25          30          35
 --------      -------     -------     -------     -------     -------
 $100,000      $27,311     $36,415     $45,519     $54,623     $59,623
  125,000       34,811      46,415      58,019      69,623      75,873
  150,000       42,311      56,415      70,519      84,623      92,123

For purposes of the old formula under the Company's Pension Plan, final average salary is based on the "salary" amounts shown in the Summary Compensation Table for the highest 5 consecutive years within the last ten consecutive years which produce the highest average. However, beginning in 1994, any of such "salary" that exceeds $150,000 in any year is excluded from final average salary. The $150,000 limit will be adjusted for inflation in $10,000 increments, to be added each time the cumulative adjustment equals or exceeds $10,000. However, the limit for salary earned in the 1993 calendar year was $235,840, and Pension Plan benefits based on that compensation will not be reduced below the level accrued at December 31, 1993. The table assumes the executive had reached age 65 on January 1, 1997. Benefits under the old Pension Plan formula are computed as an annuity for a single life, and are not subject to any deduction for Social Security benefits or other offset amounts.

At December 31, 1996, Mr. Freed's amount of final average salary and number of years service was $104,194 and 28, respectively.

SALARY CONTINUATION PLAN

As a supplement to the Pension Plan, the Company has adopted a Salary Continuation Plan pursuant to agreements with certain officers of the Company and its subsidiaries. Under the Salary Continuation Plan, an officer will be entitled to a stated annual benefit for a period of 15 years (i) upon retirement from the Company after attaining age 65, or (ii) upon attaining age 65 if his or her employment had been previously terminated due to disability. In the event the executive dies after age 65, but before receiving the full 15 years of annual benefits, the remaining payments shall be paid to his or her beneficiaries.

From time to time, the Company may (but is not required to) amend the stated benefit amount for each executive to provide a benefit up to 50% of the current salary. However, the annual salary continuation benefit paid to an executive, plus the annual pension payable to the executive under the Pension Plan, may not exceed 80% of his or her final average salary as defined in the Pension Plan, without taking into account the $150,000 salary limit now applied to the Pension Plan.

If an executive's employment is terminated voluntarily, or involuntarily for cause, prior to attaining age 65, no salary continuation benefits shall be owing to the executive unless the executive is eligible for early retirement, because he or she has attained age 55 and has been employed for at least ten years. In this event the executive shall be paid a reduced annual benefit beginning at age 65, or an earlier benefit that is reduced further and payable upon termination. In the event the executive's employment is terminated as a result of a "change in control" of the Company as defined in the plan, the executive will be entitled to a reduced annual benefit pursuant to the early retirement terms of the plan, notwithstanding that the executive is under age 55 or has not been employed by the Company for 10 years.

David L. Andreas and Thomas J. Freed have entered into Salary Continuation Plan agreements with the Company that currently provide annual benefits at age 65 of $97,500 and $53,705, respectively, subject to the 80% maximum benefit limit. If the 80% limit were applied at the end of 1996, the projected annual benefits of Mr. Andreas and Mr. Freed at age 65 would be reduced to $97,500 and $25,714, respectively.

CHANGE IN CONTROL AGREEMENTS

In October 1995, certain officers of the Company and its subsidiaries, including Mr. Freed (each, an "Officer"), entered into agreements with the Company that provide for the payment of specified benefits if, within two years after a "change in control," the Company or its successor terminates the employment of the Officer other than for death, disability or "cause" (as defined therein); or if the Officer elects to terminate his employment for "good reason" (as defined therein). In general, these agreements provide that a "change in control" will be deemed to have occurred if any person becomes the beneficial owner of 30% or more of the combined voting power of the outstanding securities of the Company or National City Bank of Minneapolis, unless (a) the person owned at least 5% of that voting power on October 25, 1995, or (b) the Company is the surviving corporation in a merger and a majority of the Company's Board of Directors remain in office after the merger. The terms of Mr. Freed's agreement provide that he will receive an amount equal to one and one-half times the sum of his base salary and the amount that he would otherwise earn for the current fiscal year under any executive compensation plan.

DIRECTORS FEES

If a Director of the Company or its subsidiaries is an employee of one of them, the Director receives no added compensation or fees for service as a Director. Each Director of the Company who is not such an employee receives a $6,000 annual retainer plus $300 for each board or committee meeting attended. In addition, each non-employee of the Company who is also a director of National City Bank of Minneapolis receives a $5,000 annual retainer, plus $300 for each board or committee meeting attended. David C. Malmberg also receives an additional $25,000 annual retainer for service as Chairman of the Board of the National City Bank of Minneapolis. Non-employee Directors receive no other forms of compensation from the Company for service as Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Stock Option and Compensation Committee consists of Marvin Borman,
C. Bernard Jacobs and Roger H. Scherer. Mr. Borman is a partner in the law firm of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, which rendered legal services to the Company and its subsidiaries during the past fiscal year. Maslon Edelman Borman & Brand is also a customer of National City Bank of Minneapolis. Mr. Scherer is the Chairman of the Board of Scherer Brothers Lumber which is a customer of National City Bank of Minneapolis. Mr. Scherer is also a customer of National City Bank of Minneapolis. All loans to Maslon Edelman Borman & Brand, Scherer Brothers Lumber and Mr. Scherer were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Decisions on compensation of the Company's executives generally are made by the three-member Stock Option and Compensation Committee (the "Compensation Committee") of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Decisions on compensation of the executives of National City Bank of Minneapolis, including Messrs. Andreas and Freed are made by a separate committee comprised of members of the Board of Directors of National City Bank of Minneapolis. Set forth below is a report prepared by Messrs. Borman, Jacobs and Scherer in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for 1996 as they affected the Company's executive officers.

The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual goals, reward corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

    There are two elements in the Company's executive compensation program.

    *  Base salary compensation

    *  Annual incentive compensation

Total compensation opportunities are competitive with those offered by employers of comparable size in our industry.

Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

Annual incentive compensation for executives of the Company's subsidiaries is based primarily on net income.

To date, no executive officer of the Company has received compensation that exceeds $1 million per year. Accordingly there should be no impact on the statutory limitation on deductibility of certain amounts in excess of $1 million per year paid or accrued as compensation.

The 1996 salary of Mr. Andreas was $250,000, which represents a 28% increase from Mr. Andreas' 1995 annual salary. Mr. Andreas received a $76,200 bonus from National City Bank of Minneapolis in 1996 and a $47,518 bonus in 1995. Mr. Andreas' 1995 and 1996 bonuses were based on the performance of National City Bank of Minneapolis' net income as compared to pre-established goals.

                   SUBMITTED BY THE COMPENSATION COMMITTEE
                     OF THE COMPANY'S BOARD OF DIRECTORS:

            Marvin Borman    C. Bernard Jacobs    Roger H. Scherer



                     COMPARATIVE STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on National City Bancorporation common stock over the last five fiscal years with the cumulative total return on the NASDAQ U.S. Stock Market Index and the NASDAQ Bank Stocks Index which includes approximately 600 institutions.

                        [PLOT POINTS GRAPH OMITTED]


INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Certain officers and directors of the Company are at present, as in the past, customers of the Company's subsidiaries and have obtained and expect to obtain loans from these subsidiaries in the ordinary course of business. In addition, some of the directors of the Company are at present, as in the past, also officers, directors, principal shareholders or affiliated with businesses that are customers of these subsidiaries and that have had and expect to obtain loans from these subsidiaries in the ordinary course of business. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


                          PROPOSALS OF STOCKHOLDERS

All proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its executive offices on or before November 3, 1997.


                                 OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held four meetings during the last fiscal year. Terry L. Andreas attended fewer than 75% of the total meetings of the Board of Directors. The Company has an Audit Committee and a Stock Option and Compensation Committee but does not have a Nominating Committee of the Board of Directors.

The Company's Audit Committee, which consists of Messrs. Wendell R. Anderson, Marvin Borman, John H. Daniels, Jr., Thomas E. Holloran and Roger H. Scherer, met twice during the past fiscal year. The Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagements, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

The Company's Stock Option and Compensation Committee, which consists of Marvin Borman, C. Bernard Jacobs and Roger H. Scherer, met once during the last fiscal year. The Stock Option and Compensation Committee reviews the Company's remuneration policies and practices, and makes recommendations to the Board in connection with all compensation matters affecting the Company.

AUDITORS

Ernst & Young LLP has been the independent accountants for the Company since October 1993, and is expected to be retained for the year ending December 31, 1997. A representative of Ernst & Young LLP is expected to attend this year's Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market System. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

SOLICITATION

The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the stockholders in connection with this solicitation. Solicitation other than by mail may be made by officers or regular employees of the Company by personal telephone solicitation, the cost of which is expected to be nominal. Shareholder Communications Corporation has been retained by the Company to assist in solicitation of proxies at a fee not to exceed $5,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward the soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so.

The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

                                     By Order of the Board of Directors

                                     NATIONAL CITY BANCORPORATION


                                     /s/ Thomas J. Freed

                                     Thomas J. Freed,
                                     SECRETARY



                         NATIONAL CITY BANCORPORATION
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- APRIL 21, 1997

The undersigned, a stockholder of National City Bancorporation, hereby appoints David L. Andreas and Thomas J. Freed, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of National City Bancorporation to be held at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Monday, April 21, 1997, at 2:00 P.M., and any adjournments or postponements thereof, upon matters set forth below, with all the powers which the undersigned would possess if personally present:


1. ELECTION OF    [ ] FOR all nominees (except    [ ] WITHHOLD AUTHORITY
   DIRECTORS:         as marked to the contrary       to vote for all nominees
                      below)                          listed below

Three Year Term: TERRY L. ANDREAS, MARVIN BORMAN, KENNETH H. DAHLBERG,
                 THOMAS E. HOLLORAN

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

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2. Upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

         (Continued, and TO BE DATED AND SIGNED on the reverse side)



                         (continued from other side)

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on the reverse side of this form as directed by the stockholder, but if no direction is made in the space provided, it will be voted FOR all nominees.

                                        Dated ____________________________, 1997

                                        ________________________________________

                                        ________________________________________

                                        (STOCKHOLDER MUST SIGN EXACTLY AS THE
                                        NAME APPEARS AT LEFT. WHEN SIGNED AS A
                                        CORPORATE OFFICER, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.,
                                        PLEASE GIVE FULL TITLE AS SUCH. BOTH
                                        JOINT TENANTS MUST SIGN.)